As filed with the U.S. Securities and Exchange Commission on May 11, 2023

Registration Statement No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NAVIOS MARITIME PARTNERS L.P.

(Exact name of registrant as specified in its charter)

Republic of Marshall Islands	4412	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7 Avenue de Grande Bretagne, Office 11B2

Monte Carlo, MC 98000 Monaco

(011) + (377) 9798-2140

(Address and telephone number of Registrant’s principal executive offices)

Trust Company of the Marshall Islands, Inc.

Trust Company Complex, Ajeltake Island

P.O. Box 1405

Majuro, Marshall Islands MH96960

(011) +30 210 429 3223

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Todd E. Mason, Esq.

Thompson Hine LLP

335 Madison Avenue

12th Floor

New York, New York 10017

(212) 908-3946

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging Growth Company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED May 11, 2023

PROSPECTUS

$500,000,000

NAVIOS MARITIME PARTNERS L.P.

COMMON UNITS

REPRESENTING LIMITED PARTNERSHIP INTERESTS

DEBT SECURITIES

We may, from time to time, in one or more offerings, offer and sell up to $500,000,000 aggregate principal amount of common units and/or debt securities. We may sell these securities to or through underwriters and also to other purchasers or through agents. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement. Our common units are listed on the New York Stock Exchange under the symbol “NMM.” On May 10, 2023, the last reported sales price of our common units on the New York Stock Exchange was $22.75 per common unit.

Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offeror, the offering and the specific terms of the securities offered. This prospectus may not be used to consummate a sale of securities by us unless accompanied by the applicable prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

Investing in our common units involves risks that are described in the “Risk Factors” section beginning on page 11 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

The date of this prospectus is                 , 2023.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in or incorporated by reference into this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

As used in this prospectus, references to “Navios Maritime Partners L.P.,” “the Company,” “we,” “our,” “us” and similar terms refer to Navios Maritime Partners Limited Partnership.

References in this prospectus to “Navios Holdings” refer to Navios Maritime Holdings Inc. and its subsidiaries, provided, however, it shall not include Navios Maritime Partners L.P. to the extent it may otherwise be deemed a subsidiary. References in this prospectus to “Olympos Maritime” or the “General Partner” refer to Olympos Maritime Ltd., our General Partner. References in this prospectus supplement to our “IPO” refer to our initial public offering, which was consummated on November 16, 2007.

This prospectus and any applicable prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. We are not making offers to sell our common units or any other securities described in this prospectus in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of U.S. $500,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. In any applicable prospectus supplements, we may add to, update or change any of the information contained in this prospectus.

This prospectus provides a general description of the securities we may offer. We may provide specific terms of securities to be offered in one or more supplements to this prospectus. We may also provide a specific plan of distribution for any securities to be offered in a prospectus supplement. Prospectus supplements may also add, update or change information in this prospectus. If the information varies between this prospectus and the accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement.

Before purchasing any securities, you should carefully read both this prospectus and any prospectus supplement, together with the additional information as described below under the heading “Incorporation of Certain Information by Reference.” You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor any underwriters have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information contained in this prospectus, any prospectus supplement, or any free writing prospectus is accurate only as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

PROSPECTUS SUMMARY

The following is only a summary. We urge you to carefully read this entire prospectus and the documents incorporated by reference herein, including our financial statements and the related notes and the information in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” As an investor or prospective investor, you should also review carefully the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus (beginning on page 11) and in our Annual Report on Form 20-F for the year ended December 31, 2022, which is incorporated by reference herein. Unless otherwise indicated, all data regarding our fleet and the terms of our charters in this prospectus is as of May 8, 2023.

Business Overview

Navios Partners is an international owner and operator of dry bulk and containerships (the “Dry Cargo”) and tanker vessels, formed on August 7, 2007 under the laws of the Republic of the Marshall Islands as a limited partnership, under the Marshall Islands Limited Partnership Act. Olympos Maritime Ltd. is Navios Partners’ General Partner and currently owns all the general partnership units representing an approximately 2.0% ownership interest in Navios Partners based on all outstanding common units and general partnership units.

Navios Partners is engaged in the seaborne transportation services of a wide range of liquid and dry cargo commodities including crude oil, refined petroleum, iron ore, oil, coal, grain and fertilizer and also containers, chartering its vessels under short, medium and long-term charters. The operations of Navios Partners are managed by Navios Shipmanagement Inc. (the “Manager”), and Navios Tankers Management Inc. (“Tankers Manager” and together with the Manager, the “Managers”) from their offices in Greece, Singapore and Monaco.

The principal executive offices of Navios Partners are located at c/o Navios Maritime Partners L.P., 7 Avenue de Grande Bretagne, Office 11B2, Monte Carlo, MC 98000 Monaco, and its telephone number is (011) + (377) 9798-2140.

The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. The address of the Company’s internet site is https://www.navios-mlp.com. Information contained on this website does not constitute part of this report.

Our Fleet

Navios Partners’ fleet consists of 81 drybulk vessels, 47 containerships and 45 tanker vessels, including one newbuilding Capesize chartered-in vessel under bareboat contract expected to be delivered in the second quarter of 2023, six newbuilding Aframax/LR2 vessels expected to be delivered in 2024 and the first half of 2025, two newbuilding MR2 Product Tanker chartered-in vessels under bareboat contracts expected to be delivered in the second half of 2025 and the first half of 2026 and 12 newbuilding Containerships expected to be delivered by the second half of 2023, in 2024 and by the first half of 2025. The fleet excludes one Ultra-Handymax and one LR1 Product Tanker vessels agreed to be sold.

We generate revenues by charging our customers for the use of our vessels to transport their dry cargo commodities, containers, crude oil and/or refined petroleum products. In general, the vessels in our fleet are chartered-out under time charters, which range in length from one to twelve years at inception. From time to time, we operate vessels in the spot market until the vessels have been chartered out under short-term, medium and long-term charters.

The following table provides summary information about our fleet as of May 8, 2023:

Owned Drybulk Vessels	Type	Built	Capacity (DWT)	Charter-Out Rate(1)	Index(2)	Expiration Date(3)
Navios Christine B	Ultra-Handymax	2009	58,058	—	100.0% average BSI 58 10TC	Jul-23
Navios Celestial	Ultra-Handymax	2009	58,063	$11,400	No	Sep-23
Navios Vega	Ultra-Handymax	2009	58,792	$14,250	No	Jun-23
Serenitas N(4)	Ultra-Handymax	2011	56,644	Spot	—	—
Navios La Paix	Ultra-Handymax	2014	61,485	—	111.0% average BSI 58 10TC	Jul-24
Navios Hyperion	Panamax	2004	75,707	$19,000	No	Nov-23
Navios Orbiter	Panamax	2004	76,602	—	100.0% average BPI 4TC	Sep-23
Navios Hope	Panamax	2005	75,397	—	100.0% average BPI 4TC	Jun-24
Navios Taurus	Panamax	2005	76,596	—	100.0% average BPI 4TC	Feb-24
Navios Sun	Panamax	2005	76,619	—	100.0% average BPI 4TC	Jun-23
				$16,844	No	Sep-23
				—	100.0% average BPI 4TC	Dec-23
Navios Asteriks(24)	Panamax	2005	76,801	—	100.0% average BPI 4TC	Sep-23
Navios Helios	Panamax	2005	77,075	—	100.0% average BPI 4TC	Jan-24
Navios Apollon I	Panamax	2005	87,052	—	105.0% average BPI 4TC	Jul-23
N Amalthia	Panamax	2006	75,318	—	90.0% average BPI 82	Apr-24
Navios Sagittarius(5)	Panamax	2006	75,756	—	100.0% average BPI 4TC	Sep-23
Navios Galileo	Panamax	2006	76,596	Scheduled repairs	—	—
N Bonanza	Panamax	2006	76,596	—	100.0% average BPI 4TC	Jun-23
				$16,405	No	Sep-23
				—	100.0% average BPI 4TC	Apr-24
Navios Harmony	Panamax	2006	82,790	$11,875	No	May-23

Copernicus N	Panamax	2010	93,062	$16,721	No	Jun-23
				—	107.0% average BPI 4TC	Sep-23
Unity N	Panamax	2011	79,642	—	100.0% average BPI 4TC	Oct-23
Odysseus N	Panamax	2011	79,642	—	100.0% average BPI 4TC	Nov-23
Rainbow N	Panamax	2011	79,642	—	100.0% average BPI 4TC	Aug-23
Navios Avior	Panamax	2012	81,355	$16,469	No	Jun-23
				—	100.0% average BPI 82	Feb-24
Navios Centaurus	Panamax	2012	81,472	$17,977	No	Jun-23
				—	101.0% average BPI 82	Aug-23
Navios Victory	Panamax	2014	77,095	—	106.75% average BPI 4TC	Oct-23
Navios Alegria(24)	Panamax	2016	84,852	$14,197	No	Jul-24
Navios Sphera	Panamax	2016	84,872	$19,268	No	Jun-23
				—	108.0% average BPI 82	Apr-24
Navios Sky(5)	Panamax	2015	82,056	$19,541	No	Jun-23
				—	105.0 % average BPI 82	Sep-24
Navios Uranus(6)	Panamax	2019	81,821	$15,593	No	Dec-23
Navios Herakles I(6)	Panamax	2019	82,036	$18,503 —	No 115.0% average BPI 82	Jun-23 Aug-23
Navios Galaxy II(6)	Panamax	2020	81,789	$18,635	No	Jun-23
				—	112.5% average BPI 82	Dec-24
Navios Felicity I(6)	Panamax	2020	81,962	$14,919	No	Dec-23
Navios Magellan II(6)	Panamax	2020	82,037	$19,335	No	Jun-23
				—	112.0% average BPI 82	Feb-24
Navios Primavera(5)	Panamax	2022	82,003	$18,473	No	Jun-23
				—	112.0% average BPI 82	Jul-23
Navios Meridian(5)	Panamax	2023	82,010	$19,132	No	Jun-23
				—	115.5% average BPI 82	Jan-24
Navios Beaufiks(5)	Capesize	2004	180,310	$22,563	No	Sep-23
Navios Fantastiks(5)	Capesize	2005	180,265	$18,911	No	Dec-23
Navios Stellar(5)	Capesize	2009	169,001	—	99.0% average BCI 5TC	Apr-24
Navios Aurora II	Capesize	2009	169,031	—	99.0% average BCI 5TC	May-23
Navios Happiness	Capesize	2009	180,022	$20,710	No	Dec-23
Navios Bonavis(5)	Capesize	2009	180,022	$20,791	No	Jun-23
				—	107.0% average BCI 5TC	Apr-24
Navios Phoenix(5)	Capesize	2009	180,242	$19,288	No	Jun-23
				—	100.0% average BCI 5TC + $1,905 per day	Jan-24
Navios Sol(5)	Capesize	2009	180,274	$20,378	No	Dec-23
				—	110.0% average BCI 5TC	Apr-24
Navios Lumen(5)	Capesize	2009	180,661	—	107.0% average BCI 5TC	Apr-24
Navios Pollux(5)	Capesize	2009	180,727	—	100.0% of pool earnings	Jul-23
Navios Antares(5)	Capesize	2010	169,059	—	100.0% average BCI 5TC	Jan-24
Navios Symphony	Capesize	2010	178,132	—	104.5% average BCI 5TC	Jan-24
Navios Melodia	Capesize	2010	179,132	$18,702	No	Jun-23
				—	105.0% average BCI 5TC	Apr-24
Navios Luz	Capesize	2010	179,144	—	102.0% average BCI 5TC	Jul-23
				—	106.0% average BCI 5TC	May-24

Navios Etoile	Capesize	2010	179,234	$20,948 —	No 105.0% average BCI 5TC	Jun-23 Feb-24
Navios Buena Ventura	Capesize	2010	179,259	$20,349 —	No 105.0% average BCI 5TC	Jun-23 Feb-24
Navios Bonheur	Capesize	2010	179,259	—	103.0% average BCI 5TC	Sep-23
Navios Fulvia	Capesize	2010	179,263	$18,703 —	No 105.0% average BCI 5TC	Jun-23 Feb-24
Navios Aster	Capesize	2010	179,314	$19,932 —	No 108.0% average BCI 5TC	Jun-23 Dec-23
Navios Ace(5)	Capesize	2011	179,016	—	107.25% average BCI 5TC	Mar-24
Navios Altamira	Capesize	2011	179,165	—	107.0% average BCI 5TC	Mar-24
Navios Azimuth	Capesize	2011	179,169	$19,701 —	No 105.0% average BCI 5TC	Jun-23 Feb-24
Navios Koyo	Capesize	2011	181,415	$22,308 —	No 118.0% average BCI 5TC	Jun-23 Apr-24
Navios Ray(5)	Capesize	2012	179,515	$19,950 —	No 105.0% average BCI 5TC	Dec-23 Feb-24
Navios Joy	Capesize	2013	181,389	Freight Voyage	No	Sep-23
Navios Gem	Capesize	2014	181,336	—	128.0% average BCI 5TC	Jan-24
Navios Canary(24)	Capesize	2015	180,528	$24,819	No	Dec-23
Navios Corali(24)	Capesize	2015	181,249	$25,201	No	Oct-23
Navios Felix(24)	Capesize	2016	181,221	$21,850 —	No 100.0% average BCI 5TC + $4,085 per day	Jun-23 Jan-24
Navios Mars	Capesize	2016	181,259	—	126.0% average BCI 5TC	Oct-23
Navios Armonia(6)	Capesize	2022	182,079	$20,750	No	Sep-27
Navios Azalea(6)	Capesize	2022	182,064	$19,950	No	Nov-27
Navios Astra(25)	Capesize	2022	182,392	$21,000	No	Sep-27
Navios Altair(6)	Capesize	2023	182,115	$19,600	No	Nov-27
Navios Sakura(6)	Capesize	2023	182,169	$19,550	No	Mar-28

Owned Containerships	Type	Built	Capacity (TEU)	Charter-Out Rate(1)		Index(2)	Expiration Date(3)
Navios Summer(5)	Containership	2006	3,450	$ $ $ $ $	45,480 39,795 30,320 20,845 34,110	No No No No No	May-23 May-24 May-25 May-26 Jul-26
Navios Verano(5)	Containership	2006	3,450	$ $	22,713 18,818	No No	May-23 Apr-26
Hyundai Hongkong(7)	Containership	2006	6,800	$ $	30,119 21,083	No No	Dec-23 Dec-28
Hyundai Singapore(7)	Containership	2006	6,800	$ $	30,119 21,083	No No	Dec-23 Dec-28
Hyundai Busan(7)	Containership	2006	6,800	$ $	30,119 21,083	No No	Aug-24 Aug-29
Hyundai Shanghai(7)	Containership	2006	6,800	$ $	30,119 21,083	No No	Aug-24 Aug-29
Hyundai Tokyo(7)	Containership	2006	6,800	$ $	30,119 21,083	No No	Dec-23 Dec-28
Protostar N	Containership	2007	2,741		$46,556	No	Nov-25
Navios Spring(5)	Containership	2007	3,450		$58,500	No	May-25
Matson Lanai(5)	Containership	2007	4,250		$55,794	No	Jul-25

Navios Indigo(5)	Containership	2007	4,250	$ $ $ $	43,875 34,125 24,375 41,438	No No No No	Apr-24 Apr-25 Apr-26 Aug-26
Navios Vermilion(5)	Containership	2007	4,250	$ $ $	45,425 23,972 41,722	No No No	Dec-23 Nov-24 Dec-24
Navios Verde(5)	Containership	2007	4,250	$ $	20,845 21,725	No No	May-23 Apr-25
Navios Amarillo(5)	Containership	2007	4,250	$ $ $ $	92,381 63,956 28,425 9,475	No No No No	Jan-24 Jan-25 Jan-26 Jan-28
Navios Azure(5)	Containership	2007	4,250	$ $	22,195 20,748	No No	May-23 Apr-26
Navios Domino(5)	Containership	2008	4,250		$24,934	No	May-23
Navios Delight(5)	Containership	2008	4,250		$45,425	No	Jan-24
Navios Magnolia	Containership	2008	4,730	$ $ $	45,425 23,972 41,722	No No No	Nov-23 Oct-24 Nov-24
Navios Jasmine	Containership	2008	4,730		$60,000	No	Apr-25
Navios Chrysalis	Containership	2008	4,730		$30,083	No	May-23
Navios Nerine	Containership	2008	4,730	$ $ $	45,425 23,972 41,722	No No No	Oct-23 Sep-24 Oct-24
Spectrum N	Containership	2009	2,546		$36,538	No	Mar-25
Navios Devotion(5)	Containership	2009	4,250	$ $ $ $	43,875 34,125 24,375 41,438	No No No No	Mar-24 Mar-25 Mar-26 Jul-26
Navios Destiny(5)	Containership	2009	4,250	$ $ $	45,425 23,972 41,722	No No No	Nov-23 Oct-24 Nov-24
Navios Lapis	Containership	2009	4,250		$20,244	No	Apr-24
Navios Tempo	Containership	2009	4,250		$44,438	No	Sep-25
Navios Miami	Containership	2009	4,563	$ $ $	45,425 23,972 41,722	No No No	Nov-23 Oct-24 Nov-24
Navios Dorado	Containership	2010	4,250		$21,676	No	Jun-24
Zim Baltimore	Containership	2010	4,360	$ $ $ $	43,875 34,125 24,375 41,438	No No No No	Jan-24 Jan-25 Jan-26 May-26
Navios Bahamas	Containership	2010	4,360		$60,000	No	May-25
Zim Carmel	Containership	2010	4,360	$ $ $ $	42,164 32,689 23,214 39,795	No No No No	Apr-24 Apr-25 Apr-26 Jun-26
Navios Unison(5)	Containership	2010	10,000		$26,276	No	Jun-26
Navios Constellation(5)	Containership	2011	10,000		$26,276	No	Jun-26
Fleur N	Containership	2012	2,782		$19,750	No	Mar-24
Ete N	Containership	2012	2,782		$19,750	No	Feb-24

Owned Tanker Vessels	Type	Built	Capacity (DWT)	Charter-Out Rate(1)			Profit Sharing Arrangements	Expiration Date(3)
Hector N	MR1 Product Tanker	2008	38,402	$ $	14,319 15,306		No No	Jun-23 Aug-23
Nave Equinox	MR2 Product Tanker	2007	50,922		$20,392	(8)	No	Sep-24
Nave Pulsar(24)	MR2 Product Tanker	2007	50,922		$27,650		No	Aug-23
Nave Orbit	MR2 Product Tanker	2009	50,470		$15,306		No	Sep-24
Nave Equator(24)	MR2 Product Tanker	2009	50,542		$23,651		No	Aug-23
Nave Aquila(5)	MR2 Product Tanker	2012	49,991		$27,181		No	Jun-23
Nave Atria(5)	MR2 Product Tanker	2012	49,992	$ $	13,948 14,887		No No	May-23 Nov-24
Nave Capella	MR2 Product Tanker	2013	49,995		$22,138		No	Jan-25
Nave Alderamin	MR2 Product Tanker	2013	49,998		$22,138		No	Nov-24

Nave Bellatrix(5)	MR2 Product Tanker	2013	49,999	$23,083		No	Aug-23
Nave Orion(5)	MR2 Product Tanker	2013	49,999	$22,138		No	Dec-24
Nave Titan	MR2 Product Tanker	2013	49,999	$25,891		No	Feb-25
Bougainville(24)	MR2 Product Tanker	2013	50,626	Floating Rate	(9)	No	Dec-23
Nave Pyxis(24)	MR2 Product Tanker	2014	49,998	$25,891		No	Jan-25
Nave Luminosity	MR2 Product Tanker	2014	49,999	$23,004	(10)	No	Dec-25
Nave Jupiter	MR2 Product Tanker	2014	49,999	$16,491		No	Aug-23
Nave Velocity	MR2 Product Tanker	2015	49,999	$15,553	(11)	No	Oct-24
Nave Sextans	MR2 Product Tanker	2015	49,999	$16,844		No	May-23
				$23,196	(10)	No	May-26
Nave Ariadne	LR1 Product Tanker	2007	74,671	Floating Rate	(12)	No	Dec-23
Nave Cielo	LR1 Product Tanker	2007	74,671	$16,335		No	Sep-23
				$26,564		No	Nov-23
Lumen N(4)	LR1 Product Tanker	2008	63,599	Floating Rate	(12)	No	Jun-23
Nave Andromeda	LR1 Product Tanker	2011	75,000	$28,394		No	Mar-25
Nave Cetus	LR1 Product Tanker	2012	74,581	$32,094		No	Jul-25
Nave Cassiopeia	LR1 Product Tanker	2012	74,711	$33,150	(13)	No	Jan-25
Nave Estella	LR1 Product Tanker	2012	75,000	$28,394		No	Dec-24
Nave Rigel	LR1 Product Tanker	2013	74,673	Floating Rate	(14)	No	Dec-23
Nave Atropos(24)	LR1 Product Tanker	2013	74,695	$21,971		No	Oct-24
Nave Galactic	VLCC	2009	297,168	$45,425		No	Sep-23
Nave Spherical	VLCC	2009	297,188	Floating Rate		Yes(15)	Jan-24
Nave Constellation	VLCC	2010	296,988	Freight Voyage		No	Jun-23
Nave Quasar	VLCC	2010	297,376	Freight Voyage		No	May-23
Nave Synergy	VLCC	2010	299,973	Freight Voyage		No	Jun-23
Nave Universe	VLCC	2011	297,066	Spot		—	—
Nave Buena Suerte	VLCC	2011	297,491	$47,906		Yes(16)	Jun-25

Bareboat-in vessels	Type	Built	Capacity (DWT)	Charter-Out Rate(1)		Index(2)	Expiration Date(3)
Navios Libra	Panamax	2019	82,011	$18,541 —		No 109.75% average BPI 82	Jun-23 Jun-24
Navios Star	Panamax	2021	81,994	$19,413 —		No 110.0% average BPI 82	Jun-23 Apr-24
Navios Amitie	Panamax	2021	82,002	$19,731 —		No 110.0% average BPI 82	Jun-23 Apr-24
Baghdad	VLCC	2020	313,433	$27,816	(17)	No	Sep-30
Nave Electron	VLCC	2021	313,239	$47,906		Yes(16)	Jan-26
Erbil	VLCC	2021	313,486	$27,816	(17)	No	Feb-31
Nave Celeste	VLCC	2022	313,418	Floating rate		Yes(18)	Jul-24

Chartered-in vessels	Type	Built	Capacity (DWT)	Charter-Out Rate(1)		Index(2)	Expiration Date(3)
Navios Lyra	Handysize	2012	34,718	$9,975		No	Oct-23
Navios Venus	Ultra-Handymax	2015	61,339	—		111.0% average BSI 58 10TC	Feb-24
Navios Amber(19)	Panamax	2015	80,994	$19,000		No	Apr-24
Navios Coral(19)	Panamax	2016	84,904	$19,736		No	Jun-23
				—		108.0% average BPI 82	Feb-24
Navios Citrine(19)	Panamax	2017	81,626	—		122.0% average BPI 4TC	Jun-23
Navios Dolphin(19)	Panamax	2017	81,630	$14,013	(20)	No	Dec-24
Navios Gemini(21)	Panamax	2018	81,704	$14,919		No	Oct-23
Navios Horizon I(21)	Panamax	2019	81,692	$18,530 —		No 108.5% average BPI 82	Jun-23 Oct-23

Bareboat Chartered-in Drybulk Vessels to be Delivered	Type	Delivery Date	Capacity (DWT)	Charter-Out Rate(1)	Index(2)	Expiration Date(3)
TBN I(6)	Capesize	Q2 2023	180,000	$19,550	No	Feb-28

Owned Containerships to be Delivered	Type	Delivery Date	Capacity (TEU)	Charter-Out Rate(1)		Index(2)	Expiration Date(3)
TBN II	Containership	H2 2023	5,300	$ $ $ $ $ $	42,900 39,000 37,050 35,100 31,200 37,050	No No No No No No	Sep-24 Sep-25 Sep-26 Sep-27 Sep-28 Nov-28
TBN III	Containership	H2 2023	5,300	$ $ $ $ $ $	42,900 39,000 37,050 35,100 31,200 37,050	No No No No No No	Oct-24 Oct-25 Oct-26 Oct-27 Oct-28 Dec-28
TBN VIII	Containership	H2 2023	5,300	$ $ $ $ $ $	42,900 39,000 37,050 35,100 31,200 37,050	No No No No No No	Nov-24 Nov-25 Nov-26 Nov-27 Nov-28 Jan-29
TBN IV	Containership	H1 2024	5,300	$ $ $ $ $ $	42,900 39,000 37,050 35,100 31,200 37,050	No No No No No No	May-25 May-26 May-27 May-28 May-29 Jul-29
TBN V	Containership	H1 2024	5,300	$ $ $ $ $ $	42,900 39,000 37,050 35,100 31,200 37,050	No No No No No No	Jun-25 Jun-26 Jun-27 Jun-28 Jun-29 Aug-29
TBN IX	Containership	H1 2024	5,300	$ $ $ $ $ $	42,900 39,000 37,050 35,100 31,200 37,050	No No No No No No	Mar-25 Mar-26 Mar-27 Mar-28 Mar-29 May-29
TBN VI	Containership	H2 2024	5,300	$ $ $ $ $ $	42,900 39,000 37,050 35,100 31,200 37,050	No No No No No No	Aug-25 Aug-26 Aug-27 Aug-28 Aug-29 Oct-29
TBN VII	Containership	H2 2024	5,300	$ $ $ $ $ $	42,900 39,000 37,050 35,100 31,200 37,050	No No No No No No	Nov-25 Nov-26 Nov-27 Nov-28 Nov-29 Jan-30
TBN X	Containership	H2 2024	5,300		$37,500	No	Feb-30
TBN XI	Containership	H2 2024	5,300		$37,500	No	Apr-30

Owned Containerships to be Delivered	Type	Delivery Date	Capacity (TEU)	Charter-Out Rate(1)			Index(2)	Expiration Date(3)
TBN XIX	Containership	H1 2025	7,700	$ $ $ $ $	57,213 52,238 37,313 27,363 24,875	(23)	No No No No No	Jan-28 Jan-31 Jan-33 Jan-35 Jan-37
TBN XVIII	Containership	H2 2024	7,700	$ $ $ $ $	57,213 52,238 37,313 27,363 24,875	(23)	No No No No No	Dec-27 Dec-30 Dec-32 Dec-34 Dec-36

Tanker Vessels to be delivered	Type	Delivery Date	Capacity (DWT)	Charter-Out Rate(1)			Index(2)	Expiration Date(3)
TBN XII	Aframax / LR2	H1 2024	115,000		$26,366	(22)	No	Apr-29
TBN XIII	Aframax / LR2	H2 2024	115,000		$26,366	(22)	No	Jul-29
TBN XIV	Aframax / LR2	H2 2024	115,000		$25,576	(22)	No	Oct-29
TBN XV	Aframax / LR2	H2 2024	115,000		$25,576	(22)	No	Dec-29
TBN XVI	Aframax / LR2	H1 2025	115,000		$27,798	(22)	No	Mar-30
TBN XVII	Aframax / LR2	H1 2025	115,000		$27,798	(22)	No	May-30
TBN XX(6)	MR2 Product Tanker	H2 2025	52,000		—		—	—
TBN XXI(6)	MR2 Product Tanker	H1 2026	52,000		—		—	—

(1)	Daily charter-out rate per day, net of commissions.
(2)	Index rates exclude commissions.
(3)	Estimated dates assuming the midpoint or company’s best estimate of the redelivery period by charterers.
(4)	Vessel agreed to be sold.
(5)	The vessel is subject to a sale and leaseback transaction with a purchase obligation at the end of the lease term.
(6)	The vessel is subject to a bareboat contract with a purchase option at the end of the contract.
(7)	Includes optional years (Navios Partners’ option) after 2023.
(8)	The premium for when the vessel is trading on ice or follow ice breaker is $1,481 per day.
(9)	Rate based on Scorpio MR pool earnings.
(10)	Charterer’s option to extend the charter for one year at $27,913 net per day.
(11)	Charterer’s option to extend the charter for one year at $16,540 net per day plus one year at $17,528 net per day.
(12)	Rate based on Penfield pool earnings.
(13)	Charterer’s option to extend the charter for one year at $40,950 net per day.
(14)	Rate based on LR8 pool earnings.
(15)	Contract provides for TD3C-TCE index plus $1,463 premium.
(16)	Profit sharing arrangement of 35% above $54,388, 40% above $59,388 and 50% above $69,388.
(17)	Charterer’s option to extend the bareboat charter for five years at $29,751 net per day.
(18)	Bareboat charter based on adjusted TD3C-WS with floor $22,572 and collar at $29,700.
(19)	The vessel is subject to a charter-in agreement with a purchase option at the end of the agreement, classified as a finance lease.
(20)	Charterer’s option to extend charter for one year at $15,200.
(21)	Purchase option in the form of the right of first refusal and profit share on sale of vessel.
(22)	Charterer has the option to extend for five further one-year options at rates increasing by $1,234 net per day each year.
(23)	Charterer’s option to extend charter for two years at $24,875 net per day.
(24)	The vessel is subject to a sale and leaseback transaction with a purchase option at the end of the lease term.
(25)	The vessel is subject to a bareboat contract with a purchase obligation at the end of the contract.

Recent Developments

On May 10, 2023, Navios Partners agreed to sell the Lumen N, a 2008-built LR1 Product Tanker vessel of 63,599 dwt, to an unrelated third party, for a sales price of $22.3 million. The sale is expected to be completed during the second quarter of 2023.

On April 27, 2023, Navios Partners took delivery of the Navios Sakura, a 2023-built Capesize vessel of 182,169 dwt.

On April 12, 2023, Navios Partners agreed to sell the Navios Anthos, a 2004-built Panamax vessel of 75,798 dwt, to an unrelated third party, for a sales price of $11.0 million. The sale was completed on May 3, 2023.

On March 29, 2023, Navios Partners took delivery of the Navios Altair, a 2023-built Capesize vessel of 182,115 dwt.

Corporate Information

We maintain our principal executive offices at 7, Avenue de Grande Bretagne, Office 11B2 Monte Carlo MC 98000 Monaco. Our telephone number at that address is (011) + (377) 9798-2140. The company contact person, for inquiries pertaining to this prospectus, is Mr. Todd E. Mason, reachable at the mailing address of Thompson Hine LLP, 335 Madison Ave., New York, NY 10017, at the email address todd.mason@thompsonhine.com, or at the phone number +1 (212) 908-3946. Our website address is www.navios-mlp.com. The information on our website is not a part of this prospectus.

RISK FACTORS

Investing in our securities involves risks. Before investing in any securities offered pursuant to this prospectus, you should carefully consider the risk factors and uncertainties set forth under the heading “Item 3.D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2022, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, if applicable, in any accompanying prospectus supplement subsequently filed relating to a specific offering or sale. These factors should be considered in conjunction with any other information included or incorporated by reference herein or which may be provided supplementally with this prospectus, including in conjunction with forward-looking statements made herein. See “Where You Can Find Additional Information.

OFFER STATISTICS AND EXPECTED TIMETABLE

We may sell from time to time pursuant to this prospectus (as may be detailed in a prospectus supplement) an indeterminate number of common units and debt securities as shall have a maximum aggregate offering price of $500,000,000. The actual price per share or per security of the securities that we will offer pursuant hereto will depend on a number of factors that may be relevant as of the time of offer. See “Plan of Distribution.”

FORWARD-LOOKING STATEMENTS

This Prospectus should be read in conjunction with the consolidated financial statements and accompanying notes included in the Annual Report on Form 20-F for the year ended December 31, 2022, filed with the Securities and Exchange Commission on March 24, 2023, which is incorporated in this prospectus by reference.

Statements included in this prospectus which are not historical facts (including our statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto) are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements which are also forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, and the markets in which we operate as described in this prospectus. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology.

Forward-looking statements appear in a number of places and include statements with respect to, among other things:

•	our ability to make cash distributions on our common units;

•	our future financial condition or results of operations and our future revenues and expenses;

•	future levels of operating surplus and levels of distributions, as well as our future cash distribution policy;

•	our current and future business and growth strategies and other plans and objectives for future operations;

•

our ability to take delivery of, integrate into our fleet, and employ additional vessels, whether secondhand, as the fleets acquired in the Navios Maritime Containers L.P. and the Navios Maritime Acquisition Corporation mergers and the 36-vessel drybulk fleet acquisition from Navios Holdings, or any newbuildings we may order in the future;

•	future charter hire rates and vessel values;

•	the repayment of debt;

•	our ability to access debt and equity markets;

•	planned capital expenditures and availability of capital resources to fund capital expenditures;

•	future supply of, and demand for, liquid and dry cargo commodities;

•	volatility in interest rates, including Secured Overnight Financing Rate (“SOFR”);

•	our ability to maintain long-term relationships with major commodity traders, oil majors, operators and liner companies;

•	our ability to leverage the scale, experience, reputation and relationships of our Managers and our affiliates, including Navios Holdings;

•	our continued ability to enter into long-term, fixed-rate time charters;

•	our ability to maximize the use of our vessels, including the re-deployment or disposition of vessels no longer under long-term time charters;

•	timely purchases and deliveries of newbuilding vessels;

•	future purchase prices of newbuildings and secondhand vessels;

•	our ability to compete successfully for future chartering and newbuilding opportunities;

•	our future financial condition or results of operations and our future revenues and expenses, including revenues from any profit sharing arrangements, and required levels of reserves;

•	potential liability and costs due to environmental, safety and other incidents involving our vessels;

•	our track record, and past and future performance, in safety, environmental and regulatory matters;

•

our anticipated incremental general and administrative expenses as a publicly traded limited partnership and our expenses under the management agreements, as amended (the “Management Agreements”) and the administrative services agreement (the “Administrative Services Agreement”) with the Manager and for reimbursements for fees and costs of our General Partner;

•	estimated future maintenance and replacement capital expenditures;

•	future sales of our common units in the public market;

•	the cyclical nature of the international Dry Cargo and tankers shipping industry;

•	fluctuations in charter rates for Dry Cargo and tankers;

•	the number of newbuildings currently under construction;

•	changes in the market values of our vessels and the vessels for which we have purchase options;

•	an inability to expand relationships with existing customers and obtain new customers;

•	the loss of any customer or charter or vessel;

•	the aging of our fleet and resultant increases in operations costs;

•	damage to our vessels;

•	global economic outlook and growth and changes in general economic and business conditions;

•	general domestic and international political conditions, including wars, pandemics, terrorism and piracy;

•	public health threats;

•	increases in costs and expenses, including but not limited to: crew wages, insurance, provisions, port expenses, lube oil, bunkers, repairs, maintenance and general and administrative expenses;

•	the adequacy of our insurance arrangements and our ability to obtain insurance and required certifications;

•

the expected cost of, and our ability to comply with, governmental regulations and maritime self-regulatory organization standards, as well as standard regulations imposed by our charterers applicable to our business;

•

the changes to the regulatory requirements applicable to the shipping industry, including, without limitation, stricter requirements adopted by international organizations, such as the International Maritime Organization and the European Union, or by individual countries or charterers and actions taken by regulatory authorities and governing such areas as safety and environmental compliance;

•	the anticipated taxation of our partnership and our unitholders;

•	expected demand in the Dry Cargo shipping sector in general and the demand for our Panamax, Capesize, Ultra-Handymax and Container vessels in particular;

•	expected demand in the tanker shipping sector in general and the demand for our tanker vessels in particular;

•	our ability to retain key executive officers;

•	customers’ increasing emphasis on environmental and safety concerns;

•	changes in the availability and costs of funding due to conditions in the bank market, capital markets and other factors; and

•	other factors detailed from time to time in our periodic reports filed with the U.S. Securities and Exchange Commission (the “SEC”).

These and other forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties, including those set forth below, as well as those risks discussed in “Item 3.D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2022, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Exchange Act and, if applicable, in any accompanying prospectus supplement subsequently filed relating to a specific offering or sale.

The risks and assumptions are inherently subject to significant uncertainties and contingencies, many of which are beyond our control and many of which have been and many further be, exacerbated by the COVID-19 pandemic, the Ukrainian/Russian conflict and the impact they have had on the global economy. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

OFFER AND LISTING DETAILS

We may sell from time to time pursuant to this prospectus (as may be detailed in a prospectus supplement) an indeterminate number of common units and debt securities as shall have a maximum aggregate offering price of $500,000,000. The actual price per unit or per security of the securities that we will offer pursuant hereto will depend on a number of factors that may be relevant as of the time of offer. See “Plan of Distribution.”

Our common units are traded on the New York Stock Exchange (or “NYSE”) under the symbol “NMM”.

USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, we currently intend to use the net proceeds from this offering for working capital and general corporate purposes, including vessel acquisitions and other capital expenditure opportunities.

We have not determined the amounts we plan to spend for any particular purpose or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds, we intend to invest the net proceeds of the offering in short-term, investment-grade, interest-bearing securities.

We may set forth additional information on the use of net proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to the specific offering.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2022.

The historical data in the table is derived from our consolidated financial statements, which are incorporated by reference herein from our Annual Report on Form 20-F reporting operating results for the year ended December 31, 2022.

As of December 31, 2022 (In thousands of U.S. dollars)
Total Long-term Borrowings (including current portion and excluding deferred financing fees) (1)(2):	$1,958,979
Partner’s Capital:
Common Unitholders (3)(4) (30,184,388 units issued and outstanding as of December 31, 2022)	2,305,494
General Partner (3)(4) (622,296 units issued and outstanding as of December 31, 2022)	37,469
Total Partners’ Capital(4)	2,342,963

Total Capitalization	$4,301,942

(1)	Long-term borrowings (including current portion) excludes deferred financing costs of $13,532 as of December 31, 2022.
(2)	Subsequent to December 31, 2022 and as of March 31, 2023, Navios Partners has repaid the amount of $215,572 and the proceeds from long-term debt and financial liabilities amounted to $144,610.
(3)

The number of general partnership units is determined by multiplying the total number of units deemed to be outstanding (i.e., the total number of common units outstanding divided by 98.0%) by the General Partner’s 2.0% general partner interest as of December 31, 2022.

(4)

Subsequent to December 31, 2022 and as of March 31, 2023, Navios Partners has declared and paid the amount of $1,540 related to the quarterly cash distribution for the three month period ended December 31, 2022.

INFORMATION REGARDING THE MARKET FOR OUR COMMON UNITS

Market Information

Our common units are traded on the NYSE under the symbol “NMM.” Our common units trade on the New York Stock Exchange under the symbol “NMM.” The last reported sale price for our common units on May 10, 2023 was $22.75.

Holders of Common Units

As of May 3, 2023, we had approximately 38 holders of record of our common units. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common units whose shares are held in the names of various security brokers, dealers and registered clearing agencies.

Distributions

The following table sets forth, for the periods indicated, the approximate amounts of cash distributions that we have declared and paid:

The authorized quarterly cash distributions for the prior two years (eight quarters) of distributions, are presented below:

Date	Authorized Quarterly Cash Distribution for the three months ended	Date of record of Common and General Partnership unit Unitholders	Payment of Distribution	$/Unit	Amount of the declared distribution (in thousands)
July 2021	June 30, 2021	August 9, 2021	August 12, 2021	$0.05	$1,368
October 2021	September 30, 2021	November 8, 2021	November 12, 2021	$0.05	$1,541
January 2022	December 31,2021	February 9, 2022	February 11, 2022	$0.05	$1,541
April 2022	March 31, 2022	May 9, 2022	May 12, 2022	$0.05	$1,541
July 2022	June 30, 2022	August 9, 2022	August 12, 2022	$0.05	$1,541
October 2022	September 30, 2022	November 8, 2022	November 10, 2022	$0.05	$1,540
January 2023	December 31, 2022	February 10, 2023	February 14, 2023	$0.05	$1,540
April 2023	March 31, 2023	May 9, 2023	May 12, 2023	$0.05	$1,540

There is no guarantee that we will pay the quarterly distribution on the common units in any quarter. The amount of distributions paid under our policy and the decision to make any distribution is determined by our board of directors, taking into consideration the terms of our partnership agreement. We are prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default exists, under our existing credit facilities.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include information in the prospectus supplement, where applicable, about material United States federal income tax considerations, if any, relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

•	common units; and/or

•	debt securities.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

COMMON UNITS

The Units

The common units represent limited partner interests in us. The holders of common units are entitled to participate in partnership distributions and exercise the rights and privileges available to limited partners under our partnership agreement.

For a description of the relative rights and privileges of holders of common units in and to partnership distributions, please read the section “Our Cash Distribution Policy and Restrictions on Distributions” herein. For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “The Partnership Agreement” in the prospectus dated November 12, 2007 included in our registration statement on Form F-1, as amended, initially filed with the SEC on October 26, 2007.

Transfer Agent and Registrar

Duties

Continental Stock Transfer & Trust Company serves as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except the following, which must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.

There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, executive officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If a successor has not been appointed or has not accepted its appointment within 30 days after notice of the resignation or removal, our General Partner may, at the direction of our board of directors, act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

•	gives the consents and approvals contained in our partnership agreement.

A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our General Partner will cause any transfers to be recorded on our books and records no less frequently than quarterly. We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner in our partnership for the transferred common units. Until a common unit has been transferred on our books, we and the transfer agent may treat the recordholder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.

The debt securities we may offer and sell pursuant to this prospectus will be either senior debt securities or subordinated debt securities. We will issue the senior notes under the senior indenture, which we will enter into with a trustee to be named in the senior indenture. We will issue the subordinated notes under the subordinated indenture, which we will enter into with a trustee to be named in the subordinated indenture. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act. We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of any series of debt securities and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities.

General

We will describe in each prospectus supplement the following terms relating to a series of notes:

•	the title;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of notes in global form, the terms and who the depository will be;

•	the maturity date;

•

the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the notes will be issued with original issue discount.

•	whether or not the notes will be secured or unsecured, and the terms of any secured debt; the terms of the subordination of any series of subordinated debt; the place where payments will be made;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions;

•

the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of notes;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	a discussion of any material or special United States federal income tax considerations applicable to the notes;

•	the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of notes may be convertible into or exchangeable for common units or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common units or other securities of ours that the holders of the series of notes receive would be subject to adjustment.

Consolidation, Merger or Sale

The indentures do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the notes, as appropriate.

Events of Default under the Indenture

The following are events of default under the indentures with respect to any series of notes that we may issue:

•	if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•

if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur as to us.

If an event of default with respect to notes of any series occurs and is continuing, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any such waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the notes of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•

subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the notes of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•

the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity, to the debenture trustee to institute the proceeding as trustee; and

•

the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal, premium, if any, or interest on, the notes.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of notes of any series.

In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding notes affected:

•	extending the fixed maturity of the series of notes;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any notes; or

•	reducing the percentage of notes, the holders of which are required to consent to any amendment.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the notes of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue notes of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the notes of any series can exchange the notes for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the notes may present the notes for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the notes that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

If we elect to redeem the notes of any series, we will not be required to:

•

issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any notes that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any notes on any interest payment date to the person in whose name the notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the notes of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to notes of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the notes of a particular series. We will maintain a paying agent in each place of payment for the notes of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the notes will be governed by and construed in accordance with the laws of the Republic of Marshall Islands, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Notes

The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass the payment or notice along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is the responsibility of the holders.

Special Considerations for Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security held by a depositary which represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•

An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•

An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under “Legal Ownership of Securities” above;

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•

An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•

The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•

The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•

Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

The global security will terminate when the following special situations occur:

•

if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through dealers or agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	directly to investors; or

•	through a combination of such methods.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents, dealers or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.

We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

Certain persons that participate in the distribution of the securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including over-allotment, stabilizing and short-covering transactions in such securities, and the imposition of penalty bids, in connection with an offering. Certain persons may also engage in passive market making transactions as permitted by Rule 103 of Regulation M. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

We may enter into a continuous offering program or equity distribution agreement with a broker-dealer, under which we may offer and sell our common units from time to time through a broker-dealer as our sales agent. If we enter into such a program, sales of securities, if any, will be made by means of ordinary brokers’ transactions on the NYSE at market prices, block transactions and such other transactions as agreed upon by us and the broker-dealer. Under the terms of such a program, we also may sell securities to the broker-dealer, as principal for its own account at a price agreed upon at the time of sale. If we sell securities to such broker-dealer as principal, we will enter into a separate terms agreement with such broker-dealer, and we will describe this agreement in a separate prospectus supplement or pricing supplement.

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

You should read the following discussion of our cash distribution policy and restrictions on distributions in conjunction with specific assumptions included in this section. In addition, you should read “Forward-Looking Statements” and “Risk Factors” for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

General: Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

There is no guarantee that unitholders will continue to receive quarterly distributions from us. Beginning with the quarter ending December 31, 2015, our board of directors elected to suspend distributions on our common units in order to preserve cash and improve our liquidity. In March 2018, the Company’s board of directors announced a new distribution policy and reinstituted quarterly cash distributions. In July 2020, the Company amended its distribution policy under which it intends to pay quarterly cash distributions to an amount of $0.05 per unit, or $0.20 annually. Our distribution policy is subject to certain restrictions and may be changed at any time, including:

•

Our unitholders have no contractual or other legal right to receive distributions other than the obligation under our partnership agreement to distribute available cash on a quarterly basis, which is subject to the broad discretion of our board of directors to establish reserves and other limitations.

•

While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including provisions requiring us to make cash distributions contained therein, may be amended. Although during the subordination period, with certain exceptions, our partnership agreement could not be amended without the approval of non-affiliated common unitholders, our partnership agreement can be amended with the approval of a majority of the outstanding common units after the subordination period has ended. Upon the closing of the IPO, Navios Holdings did not own any of our outstanding common units and owned 100.0% of our outstanding subordinated units.

•

Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our board of directors, taking into consideration the terms of our partnership agreement.

•

Under Section 51 of the Marshall Islands Limited Partnership Act, we may not make a distribution to our unitholders if the distribution would cause our liabilities to exceed the fair value of our assets.

•

We may lack sufficient cash to pay distributions to our unitholders due to decreases in net revenues or increases in operating expenses, principal and interest payments on outstanding debt, tax expenses, working capital requirements, maintenance and replacement capital expenditures or anticipated cash needs.

•

Our distribution policy is affected by restrictions on distributions under our credit facilities or other debt instruments. Specifically, our credit facilities contain material financial tests that must be satisfied and we will not pay any distributions that will cause us to violate our credit facilities or other debt instruments. Should we be unable to satisfy these restrictions included in our credit facilities or if we are otherwise in default under our credit facilities, our ability to make cash distributions to unitholders, notwithstanding our cash distribution policy, would be materially adversely affected.

•

If we make distributions out of capital surplus, as opposed to operating surplus, such distributions will constitute a return of capital and will result in a reduction in the minimum quarterly distribution and the target distribution levels. We do not anticipate that we will make any distributions from capital surplus.

Our ability to make distributions to our unitholders depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, the provisions of existing and future indebtedness, applicable partnership and limited liability company laws and other laws and regulations.

Quarterly Distribution

There is no guarantee that we will pay the quarterly distribution on the common units in any quarter. The amount of distributions paid under our policy and the decision to make any distribution is determined by our board of directors, taking into consideration the terms of our partnership agreement. We are prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default exists, under our existing credit facilities.

In July 2021, the Board of Directors of Navios Partners authorized its quarterly cash distribution for the three month period ended June 30, 2021 of $0.05 per unit. The distribution was paid on August 12, 2021 to all unitholders of common and general partnership units of record as of August 9, 2021. The aggregate amount of the declared distribution was $1.4 million.

In October 2021, the Board of Directors of Navios Partners authorized its quarterly cash distribution for the three month period ended September 30, 2021 of $0.05 per unit. The distribution was paid on November 12, 2021 to all unitholders of common and general partnership units of record as of November 8, 2021. The aggregate amount of the declared distribution was $1.5 million.

In January 2022, the Board of Directors of Navios Partners authorized its quarterly cash distribution for the three month period ended December 31, 2021 of $0.05 per unit. The distribution was paid on February 11, 2022 to all unitholders of common and general partnership units of record as of February 9, 2022. The aggregate amount of the declared distribution was $1.5 million.

In April 2022, the Board of Directors of Navios Partners authorized its quarterly cash distribution for the three month period ended March 31, 2022 of $0.05 per unit. The distribution was paid on May 12, 2022 to all unitholders of common and general partnership units of record as of May 9, 2022. The aggregate amount of the declared distribution was $1.5 million.

In July 2022, the Board of Directors of Navios Partners authorized its quarterly cash distribution for the three month period ended June 30, 2022 of $0.05 per unit. The distribution was paid on August 12, 2022 to all unitholders of common and general partnership units of record as of August 9, 2022. The aggregate amount of the declared distribution was $1.5 million.

In October 2022, the Board of Directors of Navios Partners authorized its quarterly cash distribution for the three month period ended September 30, 2022 of $0.05 per unit. The distribution was paid on November 10, 2022 to all unitholders of common and general partnership units of record as of November 8, 2022. The aggregate amount of the declared distribution was $1.5 million.

In January 2023, the Board of Directors of Navios Partners authorized its quarterly cash distribution for the three month period ended December 31, 2022 of $0.05 per unit. The distribution was paid on February 14, 2023 to all unitholders of common and general partnership units of record as of February 10, 2023. The aggregate amount of the declared distribution was $1.5 million.

In April 2023, the Board of Directors of Navios Partners authorized its quarterly cash distribution for the three month period ended March 31, 2023 of $0.05 per unit. The distribution will be payable on May 12, 2023 to all unitholders of common and general partnership units of record as of May 9, 2023. The aggregate amount of the declared distribution is $1.5 million.

Incentive Distribution Rights

The following description of our incentive distribution rights reflects such rights and the indicated levels are achieved, of which there can be no assurance. Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from Operating Surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Navios GP L.L.C. currently holds the incentive distribution rights, but may transfer these rights, provided the transferee agrees to be bound by the terms of the partnership agreement. The following table illustrates the percentage allocations of the additional available cash from Operating Surplus among the unitholders, our General Partner and the holder of our incentive distribution rights up to the various target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of the holders in any available cash from Operating Surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Target Amount,” until available cash from Operating Surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the holders for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests shown for our General Partner assume that our General Partner maintains its 2% general partner interest.

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Target Amount	Common Unitholders	Incentive Distribution Right Holder	General Partner
Minimum Quarterly Distribution	up to $5.25	98%	—	2%
First Target Distribution	up to $6.0375	98%	—	2%
Second Target Distribution	above $6.0375 up to $6.5625	85%	13%	2%
Third Target Distribution	above $6.5625 up to $7.875	75%	23%	2%
Thereafter	above $7.875	50%	48%	2%

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations that may be relevant to prospective beneficial owners of our common units and, unless otherwise noted in the following discussion, is the opinion of Thompson Hine LLP, our U.S. counsel, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. The opinion of our counsel is dependent on the accuracy of representations made by us to them, including descriptions of our operations contained herein.

This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations, and administrative rulings and court decisions, all as in effect or in existence on the date of this prospectus filing and all of which are subject to change or differing interpretations by the Internal Revenue Service (“IRS”) or a court, possibly with retroactive effect. Changes in these authorities may cause the tax consequences of ownership of our common units to vary substantially from the consequences described below. For example, the current U.S. Administration has set forth several tax proposals that would, if enacted, make significant changes to U.S. tax laws. Such proposals include, but are not limited to, an increase in the U.S. federal income tax rate for long-term capital gain for certain taxpayers with income in excess of a threshold amount. The U.S. Congress may consider, and could include, some or all of these proposals in connection with any tax legislation. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect. Unless the context otherwise requires, references in this section to “we,” “our” or “us” are references to Navios Maritime Partners L.P.

The following discussion applies only to beneficial owners of common units that own the common units as “capital assets” (generally, property held for investment purposes). The following discussion does not address all aspects of U.S. federal income taxation that may be important to particular beneficial owners of common units in light of their individual circumstances, such as (i) beneficial owners of common units subject to special tax rules (e.g., banks or other financial institutions, real estate investment trusts, regulated investment companies, insurance companies, broker-dealers, traders that elect to mark-to-market for U.S. federal income tax purposes, tax-exempt organizations and retirement plans, individual retirement accounts and tax-deferred accounts, or former citizens or long-term residents of the United States), beneficial owners that will hold the common units as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for U.S. federal income tax purposes, or beneficial owners that are accrual method taxpayers for U.S. federal income tax purposes and are required to accelerate the recognition of any item of gross income with respect to the common units as a result of such income being recognized on an applicable financial statement, (ii) partnerships or other entities classified as partnerships for U.S. federal income tax purposes or their partners, (iii) U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar or (iv) beneficial owners of common units that own 2.0% or more (by vote or value) of our common units (including beneficial owners entitled to a “dividends received deduction” with respect to our common units), all of whom may be subject to tax rules that differ significantly from those summarized below. If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds our common units, the tax treatment of its partners generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partner in a partnership holding our common units, you should consult your own tax advisor regarding the tax consequences to you of the partnership’s ownership of our common units.

No ruling has been obtained or will be requested from the IRS, regarding any matter affecting us or holders of our common units. The opinions and statements made herein may be challenged by the IRS and, if so challenged, may not be sustained upon review in a court.

This discussion does not contain information regarding any state or local, estate, gift or alternative minimum tax considerations concerning the ownership or disposition of common units.

Each prospective beneficial owner of our common units should consult its own tax advisor regarding the U.S. federal, state, local, and other tax consequences of the ownership or disposition of common units.

Election to Be Treated as a Corporation

We have elected to be treated as a corporation for U.S. federal income tax purposes. Consequently, among other things, U.S. Holders (as defined below) will not directly be subject to U.S. federal income tax on their shares of our income, but rather will be subject to U.S. federal income tax on distributions received from us and dispositions of common units as described below. For a further discussion of our treatment for U.S. federal income tax purposes, please see pages 36-38, 72-74, and 108 to 115 of our Annual Report on Form 20-F for the year ended December 31, 2022, which is incorporated by reference into this prospectus.

U.S. Federal Income Taxation of U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of our common units that:

•	is an individual U.S. citizen or resident (as determined for U.S. federal income tax purposes),

•	a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) organized under the laws of the United States or any of its political subdivisions,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under current U.S. Treasury Regulations to be treated as a “United States person.”

Distributions

Subject to the discussion below of the rules applicable to a passive foreign investment company (a “PFIC”), any distributions to a U.S. Holder made by us with respect to our common units generally will constitute dividends, which will be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will be treated first as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in its common units on a dollar-for-dollar basis, and thereafter as capital gain, which will be either long-term or short-term capital gain depending upon whether the U.S. Holder held the common units for more than one year. U.S. Holders that are corporations generally will not be entitled to claim a dividends received deduction with respect to distributions they receive from us. Dividends received with respect to the common units will be treated as foreign source income and generally will be treated as “passive category income” for U.S. foreign tax credit purposes.

Dividends received with respect to our common units by a U.S. Holder who is an individual, trust or estate (a “non-corporate U.S. Holder”) generally will be treated as “qualified dividend income” that is taxable to such non-corporate U.S. Holder at preferential capital gain tax rates, provided that: (i) subject to the possibility that our common units may be delisted by a qualifying exchange, our common units are traded on an “established securities market” in the United States (such as the NYSE where our common units are traded) and are “readily tradeable” on such an exchange; (ii) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be, as discussed below); (iii) the non-corporate U.S. Holder has owned the common units for more than 60 days during the 121-day period beginning 60 days before the date on which the common units become ex-dividend (and has not entered into certain risk limiting transactions with respect to such common units); and (iv) the non-corporate U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. Any dividends paid on our common units that are not eligible for these preferential rates will be taxed as ordinary income to a non-corporate U.S. Holder. In addition, a 3.8% tax may apply to certain investment income. See “Medicare Tax” below.

Special rules may apply to any amounts received in respect of our common units that are treated as “extraordinary dividends.” In general, an extraordinary dividend is a dividend with respect to a common unit that is equal to or in excess of 10.0% of a U.S. Holder’s adjusted tax basis (or fair market value upon the U.S. Holder’s election) in such common unit. In addition, extraordinary dividends include dividends received within a one-year period that, in the aggregate, equal or exceed 20.0% of a U.S. Holder’s adjusted tax basis (or fair market value) in a common unit. If we pay an “extraordinary dividend” on our common units that is treated as “qualified dividend income,” then any loss recognized by a non-corporate U.S. Holder from the sale or exchange of such common units will be treated as long-term capital loss to the extent of the amount of such dividend.

Sale, Exchange or Other Disposition of Common Units

Subject to the discussion of PFICs below, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of our common units in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s adjusted tax basis in such units. The U.S. Holder’s initial tax basis in the common units generally will be the U.S. Holder’s purchase price for the common units and that tax basis will be reduced (but not below zero) by the amount of any distributions on the common units that are treated as non-taxable returns of capital (as discussed under “Distributions” above). Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition.

A corporate U.S. Holder’s capital gains, long-term and short-term, are taxed at ordinary income tax rates. If a corporate U.S. Holder recognizes a loss upon the disposition of our common units, such U.S. Holder is limited to using the loss to offset other capital gain. If a corporate U.S. Holder has no other capital gain in the tax year of the loss, it may carry the capital loss back three years and forward five years.

Long-term capital gains of non-corporate U.S. Holders are subject to the favorable tax rate of a maximum of 20%. In addition, a 3.8% tax may apply to certain investment income. See “Medicare Tax” below. A non-corporate U.S. Holder may deduct a capital loss resulting from a disposition of our common units to the extent of capital gains plus up to $3,000 ($1,500 for married individuals filing separate tax returns) annually and may carry forward a capital loss indefinitely.

PFIC Status and Significant Tax Consequences

In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which the holder held our common units, either:

•

at least 75.0% of our gross income (including the gross income of our vessel-owning subsidiaries) for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), or

•

at least 50.0% of the average value of the assets held by us (including the assets of our vessel-owning subsidiaries) during such taxable year produce, or are held for the production of, passive income.

Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income generally would constitute “passive income” unless we were treated as deriving our rental income in the active conduct of a trade or business under the applicable rules.

Based on our current and projected methods of operations, and an opinion of counsel, we believe that we will not be a PFIC with respect to any taxable year. Our U.S. counsel, Thompson Hine LLP, is of the opinion that (1) the income we receive from the time chartering activities and assets engaged in generating such income should not be treated as passive income or assets, respectively, and (2) so long as our income from time charters exceeds 25.0% of our gross income for each taxable year after our initial taxable year and the value of our vessels contracted under time charters exceeds 50.0% of the average value of our assets for each taxable year after our initial taxable year, we should not be a PFIC. This opinion is based on representations and projections provided to our counsel by us regarding our assets, income and charters, and its validity is conditioned on the accuracy of such representations and projections.

Our counsel’s opinion is based principally on their conclusion that, for purposes of determining whether we are a PFIC, the gross income we derive or are deemed to derive from the time chartering activities of our wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, such income should not constitute passive income, and the assets that we or our subsidiaries own and operate in connection with the production of such income, in particular, the vessels we or our subsidiaries own that are subject to time charters, should not constitute passive assets for purposes of determining whether we are or have been a PFIC. We expect that all of the vessels in our fleet will be engaged in time chartering activities and intend to treat our income from those activities as non-passive income, and the vessels engaged in those activities as non-passive assets, for PFIC purposes.

Our counsel has advised us that there is a significant amount of legal authority consisting of the Code, legislative history, IRS pronouncements and rulings supporting our position that the income from our time chartering activities constitutes services income (rather than rental income). There is, however, no direct legal authority under the PFIC rules addressing whether income from time chartering activities is services income or rental income. Moreover, in a case not interpreting the PFIC rules, Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), the Fifth Circuit held that the vessel time charters at issue generated predominantly rental income rather than services income. However, the IRS stated in an Action on Decision (AOD 2010-001) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s AOD, however, is an administrative action that cannot be relied upon or otherwise cited as precedent by taxpayers.

The opinion of our counsel is not binding on the IRS or any court. Thus, while we have received an opinion of our counsel in support of our position, there is a possibility that the IRS or a court could disagree with this position and the opinion of our counsel. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year in which a U.S. Holder owned our common units, the U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund,” which we refer to as a “QEF election.” As an alternative to making a QEF election, the U.S. Holder may be able to make a “mark-to-market” election with respect to our common units, as discussed below. In addition, if we were treated as a PFIC for any taxable year in which a U.S. Holder owned our common units, the U.S. Holder would be required to file IRS Form 8621 with the U.S. Holder’s U.S. federal income tax return for each year to report the U.S. Holder’s ownership of such common units. In the event a U.S. Holder does not file IRS Form 8621, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year will not close before the date that is three years after the date on which such report is filed.

It should also be noted that, if we were treated as a PFIC for any taxable year in which a U.S. Holder owned our common units and any of our non-U.S. subsidiaries were also a PFIC, the U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules.

Taxation of U.S. Holders Making a Timely QEF Election

If we were to be treated as a PFIC for any taxable year, and a U.S. Holder makes a timely QEF election (any such U.S. Holder, an “Electing Holder”), the Electing Holder must report for U.S. federal income tax purposes its pro rata share of our ordinary earnings and net capital gain, if any, for our taxable year that ends with or within the Electing Holder’s taxable year, regardless of whether or not the Electing Holder received any distributions from us in that year. Such income inclusions would not be eligible for the preferential tax rates applicable to “qualified dividend income.” The Electing Holder’s adjusted tax basis in our common units will be increased to reflect taxed but undistributed earnings and profits. Distributions to the Electing Holder of our earnings and profits that were previously taxed will result in a corresponding reduction in the Electing Holder’s adjusted tax basis in our common units and will not be taxed again once distributed. The Electing Holder would not, however, be entitled to a deduction for its pro rata share of any losses that we incur with respect to any year. An Electing Holder generally will recognize capital gain or loss on the sale, exchange or other disposition of our common units.

Even if a U.S. Holder makes a QEF election for one of our taxable years, if we were a PFIC for a prior taxable year during which the U.S. Holder owned our common units and for which the U.S. Holder did not make a timely QEF election, the U.S. Holder would also be subject to the more adverse rules described below under “Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election.” However, under certain circumstances, a U.S. Holder may be permitted to make a retroactive QEF election with respect to us for any open taxable years in the U.S. Holder’s holding period for our common units in which we are treated as a PFIC. Additionally, to the extent that any of our subsidiaries is a PFIC, a U.S. Holder’s QEF election with respect to us would not be effective with respect to the U.S. Holder’s deemed ownership of the stock of such subsidiary and a separate QEF election with respect to such subsidiary would be required.

A U.S. Holder makes a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with the U.S. Holder’s U.S. federal income tax return. If, contrary to our expectations, we were to determine that we are treated as a PFIC for any taxable year, we would notify all U.S. Holders and would provide all necessary information to any U.S. Holder that requests such information in order to make the QEF election described above with respect to us and the relevant subsidiaries. A QEF election would not apply to any taxable year for which we are not a PFIC, but would remain in effect with respect to any subsequent taxable year for which we are a PFIC, unless the IRS consents to the revocation of the election.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

If we were to be treated as a PFIC for any taxable year and, subject to the possibility that our common units may be delisted by a qualifying exchange, our common units were treated as “marketable stock,” then, as an alternative to making a QEF election, a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common units, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the U.S. Holder’s common units at the end of the taxable year over the holder’s adjusted tax basis in the common units. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common units over the fair market value thereof at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in the U.S. Holder’s common units would be adjusted to reflect any such income or loss recognized. Gain recognized on the sale, exchange or other disposition of our common units would be treated as ordinary income, and any loss recognized on the sale, exchange or other disposition of the common units would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. A mark-to-market election would not apply to our common units owned by a U.S. Holder in any taxable year during which we are not a PFIC, but would remain in effect with respect to any subsequent taxable year for which we are a PFIC, unless our common units are no longer treated as “marketable stock” or the IRS consents to the revocation of the election.

Even if a U.S. Holder makes a “mark-to-market” election for one of our taxable years, if we were a PFIC for a prior taxable during which the U.S. Holder owned our common units and for which the U.S. Holder did not make a timely mark-to-market election, the U.S. Holder would also be subject to the more adverse rules described below under “Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election.” Additionally, to the extent that any of our subsidiaries is a PFIC, a “mark-to-market” election with respect to our common units would not apply to the U.S. Holder’s deemed ownership of the stock of such subsidiary.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

If we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a timely QEF election or a timely “mark-to-market” election for that year (i.e., the taxable year in which the U.S. Holder’s holding period commences), whom we refer to as a “Non-Electing Holder,” would be subject to special rules resulting in increased tax liability with respect to (1) any excess distribution ( i.e. , the portion of any distributions received by the Non-Electing Holder on our common units in a taxable year in excess of 125.0% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common units), and (2) any gain realized on the sale, exchange or other disposition of our common units. Under these special rules:

•	the excess distribution and any gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common units;

•	the amount allocated to the current taxable year and any year prior to the year we were first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income; and

•

the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

If we were treated as a PFIC for any taxable year and a Non-Electing Holder who is an individual dies while owning our common units, such holder’s successor generally would not receive a step-up in tax basis with respect to such common units. Additionally, to the extent that any of our subsidiaries is a PFIC, the foregoing consequences would apply to the U.S. Holder’s deemed receipt of any excess distribution on, or gain deemed realized on the disposition of, the stock of such subsidiary deemed owned by the U.S. Holder.

In January 2022, the U.S. Department of Treasury issued proposed regulations concerning PFICs. If the proposed regulations are finalized, they may affect eligibility requirements to make a QEF election or a mark-to-market election.

Controlled Foreign Corporation

Although we believe that Navios Partners was not a controlled foreign corporation (a “CFC”) as of December 31, 2022, or at any time during 2022, tax rules enacted by the 2017 Tax Cuts and Jobs Act, including the imposition of so-called “downward attribution” for purposes of determining whether a non-U.S. corporation is a CFC, may result in Navios Partners being treated as a CFC for U.S. federal income tax purposes in the future, together with certain of its non-U.S. subsidiaries that are treated as a corporation for U.S. federal tax purposes (a “CFC Sub”). As of December 31, 2022, Navios Holdings beneficially owns 10.5% of our total number of outstanding common units both directly and indirectly through wholly owned subsidiaries. Through downward attribution, U.S. subsidiaries of Navios Holdings are treated as constructive owners of these equity interests for purposes of determining whether we (and a CFC Sub) are a CFC. If, in the future, U.S. Holders (including U.S. subsidiaries of Navios Holdings, as discussed above) that each own 10% or more of our equity (by vote or value) would own in the aggregate more than 50% of our equity (by vote or value), in each case, directly, indirectly or constructively, we (and a CFC Sub) would become a CFC.

The U.S. federal income tax consequences of U.S. Holders who at all times own less than 10% of our equity, directly, indirectly, and constructively, should not be affected even if we (and a CFC Sub) become a CFC. However, if we (and a CFC Sub) become a CFC, any U.S. Holder who owns 10% or more of our equity (by vote or value), directly or indirectly, should be subject to U.S. federal income tax on a current basis on its pro rata share of our (and a CFC Sub’s) so-called “subpart F” income, “global intangible low-taxed income” (“GILTI”), and any investment in earnings in U.S. property, in addition to being subject to U.S. federal income tax reporting requirements. Income from our time chartering activities could constitute subpart F income if it were derived from passive rental activities. But, Thompson Hine’s opinion that the income we earn from our time chartering activities should not be treated as passive income is based principally on their conclusion that such income should constitute services income, rather than rental income (see U.S. Federal Income Taxation of U.S. Holders—PFIC Status and Significant Tax Consequences). Although we believe that the income we earn from our time chartering activities should not be treated as subpart F income, such U.S. Holder may be subject to U.S. federal income tax on such income under the GILTI rules. If, contrary, to our belief discussed above, the income we earn from our time chartering activities were treated as subpart F income, it is unclear whether such income would nonetheless be exempted from U.S. federal income tax for so long as we qualify for the Section 883 exemption (see our Annual Report on Form 20-F for the year ended December 31, 2022—Item 4.B. Business Overview—Taxation of the Partnership—The Section 883 Exemption). In this regard, the IRS has taken the position in Revenue Ruling 87-15 that the Section 883 exemption does not cause subpart F income to be exempted from U.S. federal income tax. Any U.S. Holder of Navios Partners that owns 10% or more (by vote or value), directly or indirectly, of the equity of Navios Partners should consult its own tax advisor regarding the U.S. federal tax consequences that may result from Navios Partners (and a CFC Sub) being treated as a CFC.

Medicare Tax

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will generally be subject to a 3.8% tax on the lesser of (i) the U.S. Holder’s “net investment income” for a taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for such taxable year over $200,000 ($250,000 in the case of joint filers). For these purposes, “net investment income” will generally include dividends paid with respect to our common units and net gain attributable to the disposition of our common units not held in connection with certain trades or businesses, but will be reduced by any deductions properly allocable to such income or net gain.

U.S. Federal Income Taxation of Non-U.S. Holders

A beneficial owner of our common units (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is a “Non-U.S. Holder”.

Distributions

Distributions we pay to a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax if the Non-U.S. Holder is not engaged in a U.S. trade or business. If the Non-U.S. Holder is engaged in a U.S. trade or business, our distributions will be subject to U.S. federal income tax to the extent they constitute income effectively connected with the Non-U.S. Holder’s U.S. trade or business (and a corporate Non-U.S. Holder may also be subject to U.S. federal branch profits tax). However, distributions paid to a Non-U.S. Holder who is engaged in a trade or business may be exempt from taxation under an income tax treaty if the income arising from the distribution is not attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder.

Disposition of Units

In general, a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on any gain resulting from the disposition of our common units provided the Non-U.S. Holder is not engaged in a U.S. trade or business. A Non-U.S. Holder that is engaged in a U.S. trade or business will be subject to U.S. federal income tax in the event the gain from the disposition of units is effectively connected with the conduct of such U.S. trade or business (provided, in the case of a Non-U.S. Holder entitled to the benefits of an income tax treaty with the United States, such gain also is attributable to a U.S. permanent establishment). However, even if not engaged in a U.S. trade or business, individual Non-U.S. Holders may be subject to tax on gain resulting from the disposition of our common units if they are present in the United States for 183 days or more during the taxable year in which those units are disposed and meet certain other requirements.

Backup Withholding and Information Reporting

In general, payments to a non-corporate U.S. Holder of distributions or the proceeds of a disposition of common units may be subject to information reporting. These payments to a non-corporate U.S. Holder also may be subject to backup withholding (currently at a rate of 24%), if the non-corporate U.S. Holder:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that he has failed to report all interest or corporate distributions required to be reported on his U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

A U.S. Holder generally is required to certify its compliance with the backup withholding rules on IRS Form W-9.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as applicable.

Backup withholding is not an additional tax. Rather, a unitholder generally may obtain a credit for any amount withheld against his liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by filing a U.S. federal income tax return with the IRS.

Individual U.S. Holders (and to the extent specified in applicable U.S. Treasury Regulations, certain individual Non-U.S. Holders and certain U.S. Holders that are entities) that hold “specified foreign financial assets,” including our common units, whose aggregate value exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher amounts as prescribed by applicable U.S. Treasury Regulations) are required to file a report on IRS Form 8938 with information relating to the assets for each such taxable year. Specified foreign financial assets would include, among other things, our common units, unless such common units are held in an account maintained by a U.S. “financial institution” (as defined). Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. Holder (and to the extent specified in applicable Treasury Regulations, an individual Non-U.S. Holder or a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. Holders (including U.S. entities) and Non-U.S. Holders should consult their own tax advisors regarding their reporting obligations.

MARSHALL ISLANDS TAX CONSIDERATIONS

Marshall Islands Tax Consequences

The following discussion is based upon the opinion of Reeder & Simpson P.C., our counsel as to matters of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

Because we and our subsidiaries do not and do not expect to conduct business or operations in the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon distribution treated as a return of capital, we make to you as a unitholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of common units, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to your ownership of common units.

EACH UNITHOLDER IS URGED TO CONSULT HIS OWN TAX, LEGAL AND OTHER ADVISORS REGARDING THE CONSEQUENCES OF OWNERSHIP OF COMMON UNITS UNDER THE UNITHOLDER’S PARTICULAR CIRCUMSTANCES.

LEGAL MATTERS

Reeder & Simpson P.C., Marshall Islands counsel, will provide us with an opinion as to the legal matters in connection with the securities we are offering. Unless otherwise specified in a prospectus supplement, the validity of the debt securities will be passed upon for us by Thompson Hine LLP. In connection with particular offerings of debt securities in the future, the validity of those debt securities also may be passed upon for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Navios Maritime Partners L.P. at December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, appearing in Navios Maritime Partners L.P.’s Annual Report (Form 20-F) for the year ended December 31, 2022, and the effectiveness of Navios Maritime Partners L.P.’s internal control over financial reporting as of December 31, 2022, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Navios Maritime Partners L.P.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2022, are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements for the year ended December 31, 2020 incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers S.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

EXPENSES

The following table sets forth the main costs and expenses, other than the underwriting discounts and commissions and the financial advisory fee, in connection with this offering, which we will be required to pay.

U.S. Securities and Exchange Commission registration fee	$17,100.22
Financial Industry Regulatory Authority, Inc. filing fee	*
Financial Industry Regulatory Authority, Inc. filing fee	*
NYSE listing fee	*
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer agent fees	*
Miscellaneous	*

Total	$17,100.22

*	Amounts to be provided in a prospectus supplement or in a Current Report on Form 6-K subsequently incorporated by reference into this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, automatically will update information previously filed with the SEC, and may replace information in this prospectus.

We incorporate by reference into this prospectus the documents listed below:

•	our Annual Report on Form 20-F for the year ended December 31, 2022, filed on March 24, 2023 (the “Form 20-F”);

•

all subsequent reports on Form 20-F shall be deemed to be incorporated by reference into this prospectus and deemed to be part hereof after the date of this prospectus but before the termination of the offering by this prospectus;

•

our reports on Form 6-K furnished to the SEC subsequent to the date of the initial registration statement and prior to effectiveness of the registration statement, and after the date of this prospectus, only to the extent that the forms expressly state that we incorporate them by reference in this prospectus; and

•

the description of our common units contained in our Registration Statement on Form 8-A filed on November 7, 2007, including any subsequent amendments or reports filed for the purpose of updating such description.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide each person to whom a prospectus is delivered, a copy of any or all information that has been incorporated by reference into this prospectus, but not delivered with this prospectus. You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

Vasiliki (Villy) Papaefthymiou

Secretary

Navios Maritime Partners L.P.

7, Avenue de Grande Bretagne, Office 11B2

Monte Carlo MC 98000 Monaco

(011) + (377) 9798-2140

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Government Filings

As required by the Securities Act, we filed a registration statement on Form F-3 relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreements or other document.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to foreign private issuers. We, as a “foreign private issuer,” are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of common units. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we anticipate filing with the SEC, within 180 days after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent accounting firm. We also anticipate furnishing quarterly reports on Form 6-K containing unaudited interim financial information for the first three quarters of each fiscal year, within 75 days after the end of such quarter.

You may read and copy any document we file or furnish with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You can review our SEC filings and the registration statement by accessing the SEC’s internet site at http://www.sec.gov.

Documents may also be inspected at the offices of the Financial Industry Regulatory Authority at 1735 K Street, Washington, D.C. 20006.

Information provided by the Company

We will furnish holders of our common units with annual reports containing audited financial statements and corresponding reports by our independent registered public accounting firm, and intend to furnish quarterly reports containing selected unaudited financial data for the first three quarters of each fiscal year. The audited financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a “Operating and Financial Review and Prospects” section for the relevant periods. As a “foreign private issuer,” we were exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to any shareholder in accordance with the rule of the NYSE, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition as a “foreign issuer,” we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

This prospectus is only part of a registration statement on Form F-3 that we have filed with the SEC under the Securities Act, and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules:

•	without charge at the public reference room,

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC, or

•	obtain a copy from the SEC’s web site or our web site.

ENFORCEABILITY OF CIVIL LIABILITIES AND

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We are organized under the laws of the Marshall Islands as a limited partnership. Our General Partner is organized under the laws of the Marshall Islands as a limited liability company. The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

Most of our directors and the directors and officers of our General Partner and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and the directors and officers of our General Partner are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors, our General Partner, our subsidiaries or the directors and officers of our General Partner or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States, and we have appointed the Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Island, P.O. Box 1405, Majuro, Marshall Islands MH96960, to accept service of process on our behalf in any such action.

Reeder & Simpson P.C., our counsel as to Marshall Islands law, has advised us that there is uncertainty as to whether the courts of the Republic of the Marshall Islands would (1) recognize or enforce against us, our General Partner or our General Partner’s directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws or (2) impose liabilities against us, our directors, our General Partner or our General Partner’s directors and officers in original actions brought in the Marshall Islands, based on these laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We have obtained directors’ and officers’ liability insurance against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not we would have the power to indemnify such person.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8. Indemnification of Directors and Officers.

Section 9 of the Republic of the Marshall Islands Revised Partnership Act provides as follows:

Indemnification. Subject to such standards and restrictions, if any, as are set forth in its partnership agreement, a partnership may, and shall have the power to, indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

We generally indemnify our directors and officers and the other affiliates of our General Partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and the description of such indemnification is contained in our prospectus dated November 12, 2007 and included in our registration statement on Form F-1, as amended, initially filed with the SEC on October 26, 2007 incorporated herein by this reference.

Item 9. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description of Document

1.1*	Form of Underwriting Agreement.

4.1	Form of Indenture.

5.1	Opinion of Reeder & Simpson P.C. regarding legality of the securities being registered.

5.2	Opinion of Thompson Hine LLP regarding validity of debt securities.

8.1	Opinion of Reeder & Simpson P.C. regarding tax matters.

8.2	Opinion of Thompson Hine LLP regarding tax matters.

23.1	Consent of PricewaterhouseCoopers S.A.

23.2	Consent of Ernst & Young (Hellas) Certified Auditors Accountants S.A

23.3	Consent of Reeder & Simpson P.C. (included in Exhibit 5.1 to this registration statement on Form F-3).

23.4	Consent of Thompson Hine LLP (included in Exhibit 5.2 to this registration statement on Form F-3).

24.1	Power of Attorney (Included on signature page).

25.1**	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, under the Indenture.

107	Filing Fee Table

*	To be filed as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a Report on Form 6-K to be filed under the Exchange Act and incorporated herein by reference.
**	To be filed in accordance with the requirements of Section 305(b)(2) of the Trust Indenture Act of 1939, as amended.

The undersigned registrant hereby undertakes:

(a)

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that

•

Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

•

Paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the registration statement is on Form S-1 (§239.11 of this chapter), Form S-3 (§239.13 of this chapter), Form SF-3 (§239.45 of this chapter) or Form F-3 (§239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement, or, as to a registration statement on Form S-3, Form SF-3 or Form F-3, is contained in a form of prospectus filed pursuant to §230.424(b) of this chapter that is part of the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

5.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii.

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

6.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(j)

The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Piraeus, Country of Greece on the 11 of May, 2023.

NAVIOS MARITIME PARTNERS L.P.

By:	/s/ Angeliki Frangou
	Name:	Angeliki Frangou
	Title:	Chairman of the Board of Directors and Chief Executive Officer

By:	/s/ Efstratios Desypris
	Name:	Efstratios Desypris
	Title:	Chief Financial Officer

POWER OF ATTORNEY

The registrant and each person whose signature appears below constitutes and appoints Angeliki Frangou his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement (including any amendments thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Angeliki Frangou Angeliki Frangou	Chairwoman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	May 11, 2023

/s/ Erifyli Tsironi Erifyli Tsironi	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 11, 2023

/s/ George Achniotis George Achniotis	Director and Executive Vice President-Business Development	May 11, 2023

/s/ Shunji Sasada Shunji Sasada	Director	May 11, 2023

/s/ Serafeim Kriempardis Serafeim Kriempardis	Director	May 11, 2023

/s/ Vasilios Mouyis Vasilios Mouyis	Director	May 11, 2023

/s/ Kunihide Akizawa Kunihide Akizawa	Director	May 11, 2023

/s/ Alexander Kalafatides Alexander Kalafatides	Director	May 11, 2023

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, a duly authorized representative of Navios Maritime Partners L.P. in the United States, has signed the Registration Statement in the City of Newark, State of Delaware on the 11th day of May, 2023.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director